Exhibit 10.6

HNI CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

DEFERRAL ELECTION AGREEMENT

Applies Only to Fees Earned in ________

This Deferral Election Agreement (this "Agreement") is made by and between HNI Corporation (the "Corporation") and _____________________________ (print name) (the "Director") on the date below.  The Corporation has established a nonqualified deferred compensation plan, the HNI Corporation Directors Deferred Compensation Plan (the "Plan"), for the benefit of the Corporation's outside Directors.  The Plan permits the Director to defer a percentage of the Director's annual retainer, including any common stock grant, meeting fees (if any) and any other amounts payable to the Director by the Corporation for services performed as a Director (collectively, "Fees").  The deferral for the Plan year commencing ______________ (the "Current Election Year") is made by entering into this Agreement with the Corporation.

The Corporation and the Director agree as follows:

1.           Fee Reduction Election.  The Corporation will reduce the amount of the Director's Fees otherwise payable to the Director for services performed in the Current Election Year and will credit these amounts to the Director's account under the Plan according to the Director's elections in Section 4 below.

2.           Accounts.  The Corporation will maintain two accounts under the Plan, the Cash Account and the Stock Account.  The Cash Account will be credited with interest at prime rate plus one percentage point.  The Stock Account will be held in stock units.  Each stock unit will be equal to a share of common stock of the Corporation ("Stock") and will be credited with reinvested dividends as if actually held in the form of Stock.  The Director may elect to have Fees that otherwise (but for this Agreement) would have been paid to the Director in the form of cash, credited to the Stock Account and held in the form of stock units or credited to the Cash Account.  Fees deferred under this Agreement that would otherwise be paid to the Director in the form of Stock will automatically be credited to the Stock Account and held in stock units.

3.           Manner of Distribution of Accounts.  All distributions from the Cash Account will be made in cash.  All distributions from the Stock Account will be made in Stock.  The Director may elect when and how amounts credited under this Agreement will be distributed.  Distributions may be made in a lump sum or annual installments over a period of years, elected by the Director.

4.            Director's Election for Current Election Year.  Please fill in all applicable blanks (showing "0" if no amount will be deferred) and check all applicable boxes below to complete the election.

a.             Amount Deferred

i.           Deferral from Cash Fees

The Director elects to defer Fees payable in cash for services performed in the Current Election Year to be credited to the Director's Cash Account and/or Stock Account as follows:

Cash Account:  _____% (Insert percent)
Stock Account:  _____% (Insert percent)
(together, can be no more than 100%)

ii.           Deferral from Stock Fees

The Director elects to defer Fees payable in Stock (common stock grant) for services performed in the Current Election Year to be credited to the Director's Stock Account as follows:

Stock Account:  _____% (Insert percent)

b.           When/How Distributions Are Made

Distribution from the Cash Account will be made in the form of cash.  Distributions from the Stock Account will be made in the form of Stock, which will be delivered to the Corporation's transfer agent and placed in a direct registration account in the Director's name unless the Director notifies the Corporation in sufficient time to coordinate a different share delivery method.  All distributions from the Plan will be made on the 3rd Monday of January. Distributions from both the Cash Account and the Stock Account will be made as follows:

i.            Distribution Date:  [Select one]

☐	Separation from Service (as defined in the Plan)

☐	Commencement date: Distribution from the Cash Account and/or Stock Account will commence in _____ [Specify year in which distributions will begin, may be no earlier than ______.]

ii.            Form of Distribution:  [Select one]

☐	Lump sum

☐	Substantially equal annual installments over ___ years [Insert number of years, not to exceed 15.]

Note:  You may change the time and form of distribution of an account only under limited circumstances, generally requiring an additional 5-year deferral of your benefit commencement date.

The Corporation reserves the right to amend the Plan in any manner and to terminate the Plan and, to the extent permitted by Section 409A of the Internal Revenue Code and other applicable law, require an immediate distribution of all accounts.

5.           The above deferral elections are based on the assumption the Corporation will, in _____, continue its established practice of paying 50% of director compensation in cash and 50% in Stock.  If actual _____ director compensation varies (for example, 100% cash and 0% Stock), the Corporation will adjust the amount deferred in Stock or cash (as the case may be) under this Agreement so the dollar amount of the total deferral is the same as if the Corporation paid compensation according to the 50%-50% established practice.

6.           The Director understands this Agreement is subject to all of the terms and conditions of the Plan, and acknowledges the Director has either read, or been given the opportunity to read, the Plan.  In particular, the Director understands there are some exceptions to the payment terms described above.  For example, if the Director Separates from Service for reasons other than Retirement (as defined in the Plan), payment of the Director's account will generally be made in a lump sum when the Director Separates from Service, and a single lump-sum distribution will be made to the Director in the event of a Change in Control (as defined in the Plan).

7.           The Director acknowledges in making the decision to defer Fees under the Plan, the Director has not relied upon any financial or tax advice provided by the Corporation, and the Director understands the Corporation has not received a ruling or determination from the Internal Revenue Service as to the effect of the deferral on the Director's income or employment tax liability.

8.           Except as permitted by the Plan and applicable law or deemed advisable by the Corporation in order to preserve the intended tax consequences of the Plan, this Agreement, once made, may not be revoked.  It is binding upon, and will inure to the benefit of, the Director, the Director's beneficiaries, heirs and personal representatives, the Corporation and its successors and assigns.

Dated this ____ day of _______________, _______.

DIRECTOR:

Received and accepted by HNI Corporation this______day of_________________, ______.

HNI Corporation

By:
Name:
Title: